Exhibit 99.1

eXp World Holdings Hires John Tobison as Chief Information Officer

BELLINGHAM, Wash. — Aug. 14, 2019 — eXp World Holdings, Inc. (NASDAQ: EXPI), the holding company for eXp Realty and eXp World Technologies, today announced the appointment of John Tobison to the role of Chief Information Officer. He will lead software engineering, product management, information technology, product launch, project management, data services and innovation for eXp World Holdings and its companies.

A respected industry veteran, Tobison brings more than 30 years of experience in business and information technology management, helping companies scale products, business processes and staff capabilities for rapid growth.

“John has a tremendous amount of knowledge in technology, information systems, and business leadership, and we are extremely fortunate to have him join eXp,” said eXp World Holdings CFO Jeff Whiteside. “Our technology platforms and IT operations play a critical role in the success of our business and we are excited to leverage John’s deep experience to help us grow across the entire company in a sustainable way.”

Previously, Tobison was a key member of the executive leadership teams that grew three successful technology companies from early stage to market leaders. As COO of OutMatch, he led the development of two new software products, helped significantly grow the company through a private equity-funded acquisition of a larger company and developed a new technology road map for the merged company. Before that, he was the Chief Information Officer of CommerceHub, where he re-engineered customer implementation and scaled up IT operations in a high-availability 24x7x365-transaction-processing environment, and MapInfo Corporation, where he ran international IT operations and was part of the management team that took the company public.

“I’m honored and excited to join the strong team at eXp. This is a company poised to significantly change the real estate industry for the better, and which is powered by people with innovative ideas, commitment to excellence, who are obsessed with agent success, and who operate under a great work culture from anywhere in the world,” said Tobison. “My experience has given me a particularly strong strategy and business management orientation for a technology leader. I plan to apply that experience to helping the smart people in eXp’s technology functions stay tightly aligned with the company’s innovative business leaders to create unbeatable capabilities and service levels for the company’s agents and their customers.”

About eXp World Holdings

eXp World Holdings, Inc. (NASDAQ: EXPI) owns eXp Realty and eXp World Technologies, LLC, which operates VirBELA.

eXp Realty, The Real Estate Cloud Brokerage™, is the largest residential real estate brokerage by geography in North America. It is one of the fastest growing real estate brokerage firms in North America with more than 21,000 agents across 50 U.S. states, the District of Columbia and five Canadian provinces. The company recently announced expansion into the United Kingdom and Australia. As a subsidiary of a publicly traded company, eXp Realty uniquely offers real estate professionals within its ranks opportunities to earn eXp World Holdings stock for production and contributions to overall company growth.

VirBELA offers a modern, cloud-based environment focused on education and team development with clients in various industries from government to retail. VirBELA developed eXp Realty’s current cloud campus, which provides 24/7 access to collaborative tools, training and socialization for the company’s agents and staff.

For more information, please visit the company’s website at www.expworldholdings.com.

Connect with eXp Realty and eXp World Holdings:

•Facebook – Canada, United States, investor relations

•Twitter – United States, investor relations

•LinkedIn – Canada and United States

Media Relations Contact:

Cynthia Nowak
Vice president of marketing and communications, eXp Realty
360.419.5285 ext. 116
cynthia.nowak@exprealty.net

Investor Relations Contact:

Greg Falesnik
Managing director, MZ Group – MZ North America
949.385.6449
greg.falesnik@mzgroup.us